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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) December 15, 2000


                          Allied Waste Industries, Inc.
               (Exact name of registrant as specified in charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



                     0-19285                            88-0228636

                (Commission File Number)   (IRS Employer Identification No.)


         15880 N. Greenway-Hayden Loop, Suite 100
                    Scottsdale, Arizona                       85260
         (Address of principal executive offices)          (Zip Code)


        Registrant's telephone number, including area code (480) 627-2700


                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5.       Other Events


On December 15, 2000 Allied Waste Industries, Inc. ("Allied" or the "Company") issued a press release providing financial information related to the year 2001 outlook for the Company. A copy of the press release is provided herein.































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Contact:     Michael Burnett
             Allied Waste Industries, Inc.
             (480) 627-2785

                                                          FOR IMMEDIATE RELEASE

                       ALLIED WASTE PROVIDES 2001 OUTLOOK

SCOTTSDALE,  ARIZONA,  DECEMBER 15, 2000 - Allied Waste Industries,  Inc. (NYSE:
AW) today provided the following information to assist investors and analysts as they develop their year 2001 outlook for the company.

|X| Revenues for 2001 are expected to range from $5.85 billion to $5.95 billion. The increase in revenues from 2000 will reflect the negative impact of, among other things, the rollover effect of net divestitures completed in 2000 and lower commodity prices. Absent these factors, revenue growth is approximately 4 to 6 percent.

|X| EBITDA for 2001 is expected to be between $2.075 billion and $2.150 billion. The increase in EBITDA from 2000 will reflect the negative impact of, among other things, the rollover effect of net divestitures completed in 2000 and lower commodity prices. Absent these factors, EBITDA growth is approximately 7 to 10 percent. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

|X| Adjusted free cash flow for 2001 is expected to be approximately $400 million. Starting with EBITDA, adjusted for the addback of $75 million to $90 million of non-cash items, adjusted free cash flow includes outflows for cash interest of $860 million to $880 million, cash taxes of $150 million to $165 million, closure, post-closure and environmental expenditures of $170 million to $185 million, capital expenditures of $530 million to $560 million and a projected outflow due to a working capital increase.

|X| Total debt at December 31, 2001 is forecasted to be between $9.2 billion and $9.3 billion assuming the current 2000 debt target of $9.7 billion is achieved. This includes the $300 million reduction of debt from the American Ref-Fuel transaction, non-recurring expenditures of $125 million to $175 million against acquisition accruals and approximately $100 million of cash outflows for taxes and other payments related to acquisitions and divestitures completed in prior years.

Additionally, Allied Waste expects its effective interest rate for 2001 to be about 9.3%, its effective tax rate for 2001 to average approximately 54% and its weighted average shares outstanding to range from 194 million to 198 million.

"The strong 2001 growth projections of our core solid waste business reflect the quality of our assets and our people. We are proud of the accomplishments of our people and are confident we will achieve the goals we established for 2000," said Tom Van Weelden, Chairman and CEO of Allied Waste. "The goals we have set for 2001 reflect our continued focus on generating cash flow for the purpose of reducing our debt balance and increasing shareholder value. Barring a significant economic downturn in 2001, we believe the fundamentals of our business will remain strong, as evidenced by our expectation of sustainable margins."



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Allied  Waste  Industries,  Inc., a leading  waste  services  company,  provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of September 30, 2000, the Company operated 338 collection companies, 152 transfer stations, 164 active landfills and 75 recycling facilities in 40 states.


Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's forecasts, future plans, objectives or goals are forward-looking statements.

Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Examples of such risks and uncertainties include, without limitation, the ability of Allied to continue its vertical integration business strategy in a successful manner, the ability of Allied to successfully pursue and continue a disciplined market development program, the ability of Allied to successfully integrate acquired operations, the ability of Allied to exit certain regional markets and certain non-strategic businesses, whether and when the recent transactions concluded or completed will be accretive to Allied's earnings, whether Allied will be successful in completing asset sales at a pace sufficient to achieve the Company's stated goal, the effects of commodity price fluctuations of materials processed by Allied, the effects of an economic downturn and its ability to price for economics.

Other factors which could materially affect such forward-looking statements can be found in the Company's periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management's Discussion and Analysis in Allied's Form 10-K for the year ended December 31, 1999. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                              ALLIED WASTE INDUSTRIES, INC.


                By:                 /s/THOMAS W. RYAN
                       ---------------------------------------------
                                      Thomas W. Ryan
                        Executive Vice President & Chief Financial
                                         Officer



Date:  December 15, 2000




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